Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

May     , 2011

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, IL 60179

Re:	Sears Holdings Corporation Registration Statement on

 Form S-4 initially filed on April 12, 2011

Ladies and Gentlemen:

We have acted as special counsel to Sears Holdings Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (File No. 333-173459) (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on April 12, 2011, of the proposed offer by the Company to exchange (the “Exchange Offer”) up to $1,000,000,000 of its outstanding unregistered 6  5/8% Senior Secured Notes due 2018 (the “Outstanding Notes”) and the related guarantees for (i) a like principal amount of its 6  5/8% Senior Secured Notes due 2018 (the “Registered Notes”) and (ii) guarantees (the “Guarantees”) of the guarantors listed in the Registration Statement (the “Registrant Guarantors”) pursuant to the Indenture referred to below, in each case registered under the Act. The Company is proposing the Exchange Offer in accordance with the terms of a Registration Rights Agreement with respect to the Outstanding Notes by and among the Company, the guarantors party thereto and Banc of America Securities LLC, as representative of the initial purchasers referenced therein, dated as of October 12, 2010.

The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an Indenture, dated as of October 12, 2010 (as supplemented by that First Supplemental Indenture, dated April 5, 2011, by and among the Company, the Guarantors (as defined in the Indenture), Private Brands, Ltd., and the Trustee (as defined below), the “Indenture”), by and among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral agent (the “Trustee”).

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. The Registered Notes, the Guarantees and the Indenture are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or

Sears Holdings Corporation

May     , 2011

advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents. We have also assumed the valid authorization, execution and delivery of the Transaction Documents by each party thereto (other than the Company and the Registrant Guarantors), and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that the Indenture constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal securities laws of the United States of America, in each case as in effect on the date hereof (the “Relevant Laws”).

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of Michigan, Texas or Illinois, we have relied upon the opinion dated May     , 2011 of Dykema Gossett PLLC, special counsel to the Registrant Guarantors incorporated or organized in the State of Michigan, Texas or Illinois; (ii) the laws of the Commonwealth of Pennsylvania or the State of Washington or Florida, we have relied upon the opinions, each dated May     , 2011, of K&L Gates LLP, special counsel to the Registrant Guarantors incorporated or organized in the Commonwealth of Pennsylvania or the State of Washington or Florida; and (iii) the laws of the State of Delaware, we have relied upon the opinion dated May     , 2011 of Morris, Nichols, Arsht & Tunnell LLP, special counsel to Registrant Guarantors incorporated or organized in the State of Delaware, in each case of clauses (i) through (iii), which are opinions being filed as an exhibit to the Registration Statement.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the Registered Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indenture against receipt of the Outstanding Notes surrendered in exchange therefor, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with,

(a)	the Registered Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

Sears Holdings Corporation

May     , 2011

(b)	the Guarantees proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of each Registrant Guarantor, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,